EXHIBIT 99.1

News Release

July 29, 2015

Ashland Inc. reports preliminary financial results for third quarter of fiscal 2015
•	Earnings from continuing operations total $1.68 per diluted share
•	Adjusted earnings from continuing operations grow 17 percent, to $1.91 per diluted share
•	Adjusted EBITDA equals $290 million; EBITDA margin rises 260 basis points to 21.2 percent
•	Company completes previous $1.35 billion share repurchase authorization

COVINGTON, Ky. – Ashland Inc. (NYSE: ASH), a global leader in specialty chemicals and, through Valvoline, a premium consumer-branded lubricant supplier, today announced preliminary(1) financial results for the fiscal third quarter ended June 30, 2015.

Quarterly Highlights

(in millions except per-share amounts)	Quarter Ended June 30
	2015	2014
Operating income	$196	$143
Key items*	11	69
Adjusted operating income*	$207	$212

Adjusted EBITDA*	$290	$298

Diluted earnings per share (EPS)

From net income	$1.56	$1.25

From continuing operations	$1.68	$0.90
Key items*	0.23	0.73
Adjusted EPS from continuing operations*	$1.91	$1.63

Cash flows provided (used) by operating activities from continuing operations	$(255)	$211

Free cash flow*	184	155

*See Tables 5, 6 and 7 for Ashland definitions and U.S. GAAP reconciliations.

Ashland reported earnings from continuing operations of $115 million, or $1.68 per diluted share, on sales of nearly $1.4 billion. These results included three key items that together reduced income from continuing operations by approximately $16 million, net of tax, or $0.23 per diluted share. For the year-ago quarter, Ashland reported income from continuing operations of $71 million, or $0.90 per diluted share, on sales of $1.6 billion. There were six key items in the year-ago quarter that, on a combined basis, reduced income from continuing operations by $58 million after tax, or $0.73 per diluted share. (Please refer to Table 5 of the accompanying financial statements for details of key items.)

For the remainder of this news release, financial results have been adjusted to exclude the effect of key items in both the current and prior-year quarters. On this basis, Ashland’s adjusted income from continuing operations in the third quarter of fiscal 2015 was $131 million, or $1.91 per diluted share, versus $129 million, or $1.63 per diluted share, for the year-ago quarter. This performance marks the fifth consecutive quarter of year-over-year growth in adjusted earnings per share.

Ashland’s results as compared to the year-ago quarter were as follows:
•
Sales were negatively affected by macroeconomic factors including foreign exchange rates and reduced demand in the North American energy market. In addition, Ashland’s strategic decision to divest non-core product lines also negatively affected sales. These factors reduced sales by a total of approximately $200 million;

•	As a result of the recent global restructuring and foreign exchange rates, selling, general and administrative (SG&A) costs declined 9 percent, to $231 million when adjusted for key items; and
•
Adjusted EBITDA margin rose by 260 basis points, to 21.2 percent. This strong EBITDA margin improvement was driven by an increasingly differentiated product mix, combined with disciplined cost control.

“While a number of factors have affected our top-line results, the Ashland team executed at a high level in the third quarter to drive strong earnings and margin growth,” said William A. Wulfsohn, Ashland chairman and chief executive officer. “While foreign currency and the weak North American energy market reflect broad economic trends, our decision to divest or exit certain non-core product lines also affected Ashland’s top line. These actions were taken in an effort to focus on higher-margin opportunities, where we deliver industry-leading innovation to help our customers succeed. You can see the positive impact from this strategy within Ashland Specialty Ingredients, where the consumer division continues to grow as we focus more technical resources and available capacity to support increasing demand for our value-added pharmaceutical, hair and oral-care product lines. Within Ashland Performance Materials, composites posted strong year-over-year margin growth as a result of improved product mix and good cost management. The Valvoline team continued to drive premium-branded sales growth. In addition, Valvoline Instant Oil ChangeSM (VIOC) store expansion and strong promotions helped drive record profits in the quarter.”

He added: “At the same time, Ashland’s global teams have succeeded in taking out costs across the organization as part of a broader plan to improve our competitive position. We are now focused on sustaining those cost reductions and improvements. These efforts, together with our focus on generating improved business and product mix, led to a significant increase in EBITDA margin. We remain committed to achieving Ashland’s near- and mid-term EBITDA margin targets.”

He also said Ashland has prioritized the effective allocation of capital through targeted investments to support its core product lines and share repurchases. Among the recent targeted investments were capacity expansions for hydroxyethylcellulose (HEC) production. In addition, the company recently announced an agreement to acquire AkzoNobel’s Zeta Fraction* technology, which will strengthen Ashland’s position in personal care while continuing its expansion into sustainable, natural-based specialty ingredients. Ashland also continued to return cash to shareholders through the recently completed $1.35 billion share repurchase authorization. Under this authorization, which was announced in February 2014, the company bought back approximately 11.8 million shares at an average volume-weighted price of $115 per share. In late April, Ashland announced a new $1 billion share repurchase authorization that will expire December 31, 2017.

“We believe Ashland stock is undervalued and we see share buybacks as an attractive capital allocation opportunity,” Wulfsohn said.

Reportable Segment Performance
To aid understanding of Ashland’s ongoing business performance, the results of Ashland’s reportable segments are described below on an adjusted basis and EBITDA, or adjusted EBITDA, is reconciled to operating income in Table 7 of this news release.

Specialty Ingredients reported its fifth consecutive quarter of year-over-year EBITDA margin improvement, driven by better business and product mix, good cost control and positive price over cost. EBITDA margin increased 200 basis points to 23.7 percent. Good cost management led to lower SG&A expenses, excluding the impact of foreign exchange, which totaled $12 million. Sales declined 11 percent, largely as a result of currency, weak energy markets and exited product lines.

The Consumer Specialties division continued to perform well on higher demand for Ashland’s unique, higher-value-added product lines as sales grew a currency-adjusted 2 percent. Pharmaceuticals led the way with currency-adjusted sales growth of 5 percent. Personal-care sales grew 4 percent, after currency adjustment, on continued strength in oral- and hair-care applications. These results were offset by a currency-adjusted 13 percent decline in Industrial Specialties, due largely to continued weakness in the energy and construction markets. Ashland has taken steps to mitigate the reduced demand for energy-related products by suspending a portion of its manufacturing capacity. Ashland is seeing good growth for coatings-related products as a result of recent manufacturing capacity increases. The company is supporting that growth through the ongoing expansion at its manufacturing plant in Nanjing, China, and a recently announced plan to expand production capacity in Hopewell, Virginia.

Looking ahead to the fiscal fourth quarter, Specialty Ingredients expects continued growth in the high-value-add, higher-margin areas of the business. However, the business unit expects to face headwinds from currency, continued weakness in energy markets and exited product lines. Specialty Ingredients expects fourth-quarter sales to be in the range of $550-$560 million, in line with normal seasonality, and EBITDA margins to be in the range of 23-23.5 percent.

Within Performance Materials, composites posted strong year-over-year margin growth from improved product mix and solid pricing discipline. As previously disclosed, Performance Materials completed both a planned turnaround and an unplanned shutdown at its two intermediates and solvents (I&S) plants during the quarter. The estimated impact from these temporary closures was approximately $14 million, or roughly $6 million better than Ashland’s previous expectations. Of note, EBITDA in the prior-year quarter included approximately $13 million from the elastomers division and the ASK Chemicals joint venture, which were divested in order to focus on higher-margin product lines. On an as-reported basis, sales for the third quarter of fiscal 2015 declined 34 percent. However, the impact of divestitures and currency headwinds reduced sales by $107 million, with pricing adjustments from lower raw-material costs within composites driving the majority of the remaining decline. Composites volume declined 2 percent from prior year, although product mix was favorable. I&S sales declined 21 percent from prior year due to lower volumes, softer butanediol pricing and currency headwinds.

For the fourth quarter, Performance Materials expects overall results to decline sequentially, in line with normal seasonality. The business unit expects another quarter of solid performance within composites to be offset by continued pricing weakness within I&S. As a result, Performance Materials expects sales to be in the range of $255-$265 million and EBITDA margin of 8-8.5 percent.

Valvoline reported record quarterly earnings driven by continued improvement in product mix, strong same-store sales growth at VIOC and good overall volume growth. EBITDA rose 17 percent, to $116 million, marking the seventh consecutive quarter of year-over-year growth. EBITDA as a percent of sales was 22.7 percent, an increase of 410 basis points versus the prior year. Total sales declined 4 percent, to $510 million, primarily as a result of pass-through pricing from lower raw-material costs and currency headwinds. Successful promotions led to 4 percent volume growth in the Do-it-Yourself (DIY) channel. VIOC reported same-store sales growth of more than 9 percent at company-owned sites. In total, VIOC sales grew 11 percent versus a year ago. Within Valvoline’s international channel, volume grew 8 percent and currency-adjusted sales rose 5 percent. Valvoline’s overall mix continued to improve, with U.S. premium-branded lubricant sales volume increasing to 40.8 percent, up from 37.8 percent a year ago.

For the fourth quarter, Valvoline expects continued strong performances across each channel. Sales are expected to decline sequentially by 5-7 percent, to approximately $475-$485 million, in line with normal seasonality. DIY results are expected to normalize from a very strong third quarter, leading to EBITDA margin declining by slightly more than what is reflected by typical seasonality. Valvoline’s EBITDA margin is expected to be in the 19-20 percent range.

Ashland’s effective tax rate for the June 2015 quarter was 22 percent when adjusted for key items. For the full 2015 fiscal year, the company now expects its effective tax rate to be in the range of 23-25 percent.

Outlook
Looking ahead, Wulfsohn said he expects Ashland to sustain its disciplined approach to capital allocation. In addition to returning cash to shareholders, the company will continue making targeted investments in higher-margin, highly differentiated core product lines that add value for customers. He also sees opportunities to strengthen the company’s market leadership through product innovation, commercial excellence, and world-class operations.

“Ashland is fortunate to have two outstanding business platforms with attractive growth opportunities and experienced leadership teams. Since early this year, both our Chemicals Group and Valvoline have been developing their respective strategic plans to drive profitable growth and take the actions required to maximize shareholder value. A great deal of time and effort has been invested by our global business teams to better understand our markets, our customers and the opportunities where we can deliver the most value to Ashland’s stakeholders. We expect to finalize this work in the current quarter, in conjunction with the completion of Ashland’s fiscal 2016 strategic plan. We look forward to sharing more information with investors later this year,” Wulfsohn said.

Ashland today announced plans to host an Investor Day on Wednesday, November 11, 2015, at the Marriott Essex House in New York City. The event will begin at 7:30 a.m. More information about the event will be shared next month.

Conference Call Webcast
Ashland will host a live webcast of its third-quarter conference call with securities analysts at 9 a.m. EDT Thursday, July 30, 2015. The webcast and supporting materials will be accessible through Ashland’s website at http://investor.ashland.com. Following the live event, an archived version of the webcast and supporting materials will be available for 12 months.

Use of Non-GAAP Measures
This news release includes certain non-GAAP (Generally Accepted Accounting Principles) measures. Such measurements are not prepared in accordance with GAAP and should not be construed as an alternative to reported results determined in accordance with GAAP. Management believes the use of such non-GAAP measures assists investors in understanding the ongoing operating performance of the company and its segments. The non-GAAP information provided may not be consistent with the methodologies used by other companies. All non-GAAP amounts have been reconciled with reported GAAP results in Tables 5, 6 and 7 of the financial statements provided with this news release.

About Ashland
Ashland Inc. (NYSE: ASH) is a global leader in providing specialty chemical solutions to customers in a wide range of consumer and industrial markets, including architectural coatings, automotive, construction, energy, food and beverage, personal care and pharmaceutical. Through our three business units – Ashland Specialty Ingredients, Ashland Performance Materials and Valvoline – we use good chemistry to make great things happen for customers in more than 100 countries. Visit ashland.com to learn more.

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C-ASH

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Ashland has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “may,” “will,” “should” and “intends” and the negative of these words or other comparable terminology. In addition, Ashland may from time to time make forward-looking statements in its annual report, quarterly reports and other filings with the Securities and Exchange Commission (SEC), news releases and other written and oral communications. These forward-looking statements are based on Ashland’s expectations and assumptions, as of the date such statements are made, regarding Ashland’s future operating performance and financial condition, the economy and other future events or circumstances. Ashland’s expectations and assumptions include, without limitation, internal forecasts and analyses of current and future market conditions and trends, management plans and strategies, operating efficiencies and economic conditions (such as prices, supply and demand, cost of raw materials, and the ability to recover raw-material cost increases through price increases), and risks and uncertainties associated with the following: Ashland’s substantial indebtedness (including the possibility that such indebtedness and related restrictive covenants may adversely affect Ashland’s future cash flows, results of operations, financial condition and its ability to repay debt), the impact of acquisitions and/or divestitures Ashland has made or may make (including the possibility that Ashland may not achieve the anticipated benefits from such transactions), the global restructuring program (including the possibility that Ashland may not realize the anticipated revenue and earnings growth, cost reductions and other expected benefits from the program), Ashland’s ability to generate sufficient cash to finance its stock repurchase plans, severe weather, natural disasters, and legal proceedings and claims (including environmental and asbestos matters). Various risks and uncertainties may cause actual results to differ materially from those stated, projected or implied by any forward-looking statements, including, without limitation, risks and uncertainties affecting Ashland that are described in its most recent Form 10-K (including Item 1A Risk Factors) filed with the SEC, which is available on Ashland’s website at http://investor.ashland.com or on the SEC’s website at http://www.sec.gov. Ashland believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. Unless legally required, Ashland undertakes no obligation to update any forward-looking statements made in this news release whether as a result of new information, future event or otherwise.

(1) Preliminary Results
Financial results are preliminary until Ashland’s Form 10-Q is filed with the SEC.

SM Service mark, Ashland or its subsidiaries, registered in various countries.
™ Trademark, Ashland or its subsidiaries, registered in various countries.
*Trademark owned by AkzoNobel
FOR FURTHER INFORMATION:

Investor Relations:
Jason Thompson
+1 (859) 815-3527
jlthompson@ashland.com

Media Relations:
Gary Rhodes
+1 (859) 815-3047
glrhodes@ashland.com

Ashland Inc. and Consolidated Subsidiaries				Table 1
STATEMENTS OF CONSOLIDATED INCOME
(In millions except per share data - preliminary and unaudited)

	Three months ended		Nine months ended
	June 30		June 30
	2015	2014	2015	2014

Sales	$1,367	$1,605	$4,107	$4,583
Cost of sales	939	1,161	2,845	3,377
GROSS PROFIT	428	444	1,262	1,206
Selling, general and administrative expense	216	286	645	891
Research and development expense	24	23	74	87
Equity and other income (loss)	8	8	16	(6)
OPERATING INCOME	196	143	559	222
Net interest and other financing expense	54	41	136	124
Net gain (loss) on divestitures	-	(3)	(118)	3
INCOME FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	142	99	305	101
Income tax expense	27	28	55	3
INCOME FROM CONTINUING OPERATIONS	115	71	250	98
Income (loss) from discontinued operations (net of taxes)	(8)	28	113	67

NET INCOME	$107	$99	$363	$165

DILUTED EARNINGS PER SHARE
Income from continuing operations	$1.68	$0.90	$3.61	$1.24
Income (loss) from discontinued operations	(0.12)	0.35	1.63	0.85
Net income	$1.56	$1.25	$5.24	$2.09

AVERAGE COMMON SHARES AND ASSUMED CONVERSIONS	68	79	69	79

SALES
Specialty Ingredients	$579	$653	$1,722	$1,862
Performance Materials	278	420	902	1,199
Valvoline	510	532	1,483	1,522
	$1,367	$1,605	$4,107	$4,583

OPERATING INCOME (LOSS)
Specialty Ingredients	$75	$80	$200	$192
Performance Materials	13	22	68	-
Valvoline	107	90	273	246
Unallocated and other	1	(49)	18	(216)
	$196	$143	$559	$222

Ashland Inc. and Consolidated Subsidiaries		Table 2
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions - preliminary and unaudited)

	June 30	September 30
	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$1,113	$1,393
Accounts receivable	1,010	1,202
Inventories	700	765
Deferred income taxes	123	118
Other assets	146	83
Total current assets	3,092	3,561

Noncurrent assets
Property, plant and equipment
Cost	4,085	4,275
Accumulated depreciation	1,918	1,861
Net property, plant and equipment	2,167	2,414

Goodwill	2,509	2,643
Intangibles	1,180	1,309
Restricted investments	302	-
Asbestos insurance receivable	183	433
Equity and other unconsolidated investments	66	81
Other assets	456	479
Total noncurrent assets	6,863	7,359

Total assets	$9,955	$10,920

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt	$231	$329
Current portion of long-term debt	105	9
Trade and other payables	544	674
Accrued expenses and other liabilities	494	675
Total current liabilities	1,374	1,687

Noncurrent liabilities
Long-term debt	3,362	2,911
Employee benefit obligations	849	1,468
Asbestos litigation reserve	676	701
Deferred income taxes	102	110
Other liabilities	425	460
Total noncurrent liabilities	5,414	5,650

Stockholders’ equity	3,167	3,583

Total liabilities and stockholders' equity	$9,955	$10,920

Ashland Inc. and Consolidated Subsidiaries				Table 3
STATEMENTS OF CONSOLIDATED CASH FLOWS
(In millions - preliminary and unaudited)
	Three months ended		Nine months ended
	June 30		June 30
	2015	2014	2015	2014
CASH FLOWS PROVIDED (USED) BY OPERATING ACTIVITIES
FROM CONTINUING OPERATIONS
Net income	$107	$99	$363	$165
Loss (income) from discontinued operations (net of taxes)	8	(28)	(113)	(67)
Adjustments to reconcile income from continuing operations to cash flows from operating activities
Depreciation and amortization	85	98	255	281
Debt issuance cost amortization	10	4	17	11
Deferred income taxes	(4)	(16)	(16)	(20)
Equity income from affiliates	(4)	(7)	(12)	(22)
Distributions from equity affiliates	8	1	18	7
Stock based compensation expense	7	9	22	26
Loss on early retirement of debt	8	-	8	-
Gain on available-for-sale securities	(1)	-	(1)	-
Net loss (gain) on divestitures	-	3	118	(3)
Impairments of equity investments and in-process
research and development	-	4	14	59
Pension contributions	(563)	(7)	(592)	(27)
Losses on pension and other postretirement plan remeasurements	-	16	9	121
Change in operating assets and liabilities (a)	84	35	(249)	(127)
Total cash provided (used) by operating activities from continuing operations	(255)	211	(159)	404

CASH FLOWS PROVIDED (USED) BY INVESTING ACTIVITIES
FROM CONTINUING OPERATIONS
Additions to property, plant and equipment	(61)	(56)	(147)	(152)
Proceeds from disposal of property, plant and equipment	1	5	2	9
Purchase of operations - net of cash acquired	(5)	-	(5)	(2)
Proceeds from sale of operations or equity investments	27	87	133	92
Proceeds from sales of available-for-sale securities	315	-	315	-
Purchase of available-for-sale securities	(315)	-	(315)	-
Funds restricted for specific transactions	-	-	(320)	-
Proceeds from the settlement of derivative instruments	17	-	17	-
Payments from the settlement of derivative instruments	(5)	-	(5)	-
Total cash provided (used) by investing activities from continuing operations	(26)	36	(325)	(53)

CASH FLOWS PROVIDED (USED) BY FINANCING ACTIVITIES
FROM CONTINUING OPERATIONS
Proceeds from issuance of long-term debt	1,100	-	1,100	-
Repayment of long-term debt	(559)	-	(559)	(12)
Premium on long-term debt repayment	(8)	-	(8)	-
Proceeds (repayment) from short-term debt	(2)	(36)	(98)	58
Repurchase of common stock	-	(125)	(397)	(125)
Debt issuance costs	(9)	-	(9)	-
Cash dividends paid	(26)	(26)	(72)	(79)
Excess tax benefits related to share-based payments	2	3	9	10
Total cash provided (used) by financing activities from continuing operations	498	(184)	(34)	(148)
CASH PROVIDED (USED) BY CONTINUING OPERATIONS	217	63	(518)	203
Cash provided (used) by discontinued operations
Operating cash flows	(16)	27	261	48
Investing cash flows	9	(12)	19	(27)
Effect of currency exchange rate changes on cash and
cash equivalents	(8)	1	(42)	-
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	202	79	(280)	224
Cash and cash equivalents - beginning of period	911	491	1,393	346
CASH AND CASH EQUIVALENTS - END OF PERIOD	$1,113	$570	$1,113	$570

DEPRECIATION AND AMORTIZATION
Specialty Ingredients	$62	$61	$183	$180
Performance Materials	14	27	44	71
Valvoline	9	9	28	27
Unallocated and other	-	1	-	3
	$85	$98	$255	$281
ADDITIONS TO PROPERTY, PLANT AND EQUIPMENT
Specialty Ingredients	$43	$37	$95	$99
Performance Materials	7	9	16	22
Valvoline	8	6	26	20
Unallocated and other	3	4	10	11
	$61	$56	$147	$152

(a) Excludes changes resulting from operations acquired or sold.

Ashland Inc. and Consolidated Subsidiaries				Table 4
INFORMATION BY INDUSTRY SEGMENT
(In millions - preliminary and unaudited)

	Three months ended		Nine months ended
	June 30		June 30
	2015	2014	2015	2014
SPECIALTY INGREDIENTS
Sales per shipping day	$9.0	$10.2	$9.1	$9.9
Metric tons sold (thousands)	83.6	95.0	246.2	264.1
Gross profit as a percent of sales (a)	32.8%	31.5%	32.4%	31.7%
PERFORMANCE MATERIALS
Sales per shipping day	$4.3	$6.6	$4.8	$6.3
Metric tons sold (thousands)	118.2	154.7	366.0	446.0
Gross profit as a percent of sales (a)	16.2%	14.9%	18.6%	13.0%
VALVOLINE
Lubricant sales (gallons)	44.4	42.8	123.9	121.1
Premium lubricants (percent of U.S. branded volumes)	40.8%	37.8%	40.0%	36.9%
Gross profit as a percent of sales (a)	37.0%	32.7%	35.5%	32.0%

(a)	Gross profit as a percent of sales is defined as sales, less cost of sales divided by sales.

Ashland Inc. and Consolidated Subsidiaries					Table 5
RECONCILIATION OF NON-GAAP DATA - INCOME (LOSS) FROM CONTINUING OPERATIONS
(In millions - preliminary and unaudited)

	Three Months Ended June 30, 2015
	Specialty	Performance		Unallocated
	Ingredients	Materials	Valvoline	& Other	Total
OPERATING INCOME
Restructuring	$(2)	$-	$-	$-	$(2)
Environmental reserve adjustment	-	-	-	(9)	(9)
All other operating income	77	13	107	10	207
Operating income	75	13	107	1	196

NET INTEREST AND OTHER FINANCING EXPENSE
Premiums, accelerated amortization and other debt refinancing costs				14	14
All other interest and other financing expense				40	40
				54	54

INCOME TAX EXPENSE (BENEFIT)
Key items				(9)	(9)
All other income tax expense				36	36
				27	27
INCOME (LOSS) FROM CONTINUING OPERATIONS	$75	$13	$107	$(80)	$115

	Three Months Ended June 30, 2014
	Specialty	Performance		Unallocated
	Ingredients	Materials	Valvoline	& Other	Total
OPERATING INCOME (LOSS)
Restructuring	$-	$(9)	$-	$(22)	$(31)
Environmental reserve adjustment	(1)	-	-	(12)	(13)
Impairment of ASK joint venture	-	(4)	-	-	(4)
Losses on pension and other postretirement plan remeasurements	-	-	-	(16)	(16)
Foreign tax indemnification receivable adjustment	-	-	-	(5)	(5)
All other operating income	81	35	90	6	212
Operating income (loss)	80	22	90	(49)	143

NET INTEREST AND OTHER FINANCING EXPENSE				41	41

NET LOSS ON DIVESTITURES				(3)	(3)

INCOME TAX EXPENSE (BENEFIT)
Key items				(19)	(19)
Discrete items				8	8
All other income tax expense				39	39
				28	28
INCOME (LOSS) FROM CONTINUING OPERATIONS	$80	$22	$90	$(121)	$71

Ashland Inc. and Consolidated Subsidiaries				Table 6
RECONCILIATION OF NON-GAAP DATA - FREE CASH FLOW
(In millions - preliminary and unaudited)

	Three months ended		Nine months ended
	June 30		June 30
Free cash flow (a)	2015	2014	2015	2014
Total cash flows provided (used) by operating activities
from continuing operations	$(255)	$211	$(159)	$404
Adjustments:
Additions to property, plant and equipment	(61)	(56)	(147)	(152)
Discretionary contribution to pension plans	500	-	500	-
Free cash flows	$184	$155	$194	$252

(a)	Free cash flow is defined as cash flows provided by operating activities less additions to property, plant and equipment and other items Ashland has deemed non operational (if applicable).

Ashland Inc. and Consolidated Subsidiaries		Table 7
RECONCILIATION OF NON-GAAP DATA - ADJUSTED EBITDA
(In millions - preliminary and unaudited)

	Three months ended
	June 30
Adjusted EBITDA - Ashland Inc.	2015	2014
Net income	$107	$99
Income tax expense	27	28
Net interest and other financing expense	54	41
Depreciation and amortization (a)	83	89
EBITDA	271	257
Loss (income) from discontinued operations (net of taxes)	8	(28)
Operating key items (see Table 5)	11	69
Adjusted EBITDA	$290	$298

Adjusted EBITDA - Specialty Ingredients
Operating income	$75	$80
Add:
Depreciation and amortization (a)	60	61
Key items (see Table 5)	2	1
Adjusted EBITDA	$137	$142

Adjusted EBITDA - Performance Materials
Operating income	$13	$22
Add:
Depreciation and amortization (a)	14	18
Key items (see Table 5)	-	13
Adjusted EBITDA	$27	$53

Adjusted EBITDA - Valvoline
Operating income	$107	$90
Add:
Depreciation and amortization	9	9
Key items (see Table 5)	-	-
Adjusted EBITDA	$116	$99

(a)
Depreciation and amortization excludes accelerated depreciation of $2 million for Specialty Ingredients and $9 million for Performance Materials for the three months ended June 30, 2015 and 2014, respectively, which are displayed as key items within this table.